Exhibit 99.1

Century Therapeutics' CNTY-813 Demonstrates Continued Advancement Toward the Clinic Via Nonclinical Data Presented at EASD 2026

Data demonstrated scalable production, in vivo function and immune evasion, and updated progress toward clinical dosing of CNTY-813, Century's iPSC-derived islet replacement therapy for type 1 diabetes

CNTY-813 IND submission remains on track for Q4 2026; initial clinical data anticipated in the second half of 2027

PHILADELPHIA, October 2nd, 2026 (GLOBE NEWSWIRE) -- Century Therapeutics, Inc. (“Century”, NASDAQ: IPSC), a biotechnology company developing induced pluripotent stem cell (iPSC)-derived cell therapies for type 1 diabetes (T1D) and other autoimmune diseases, today announced the presentation of nonclinical data for CNTY-813, Century's iPSC-derived islet replacement therapy engineered with Allo-Evasion™ 5.0. Data were presented in an oral presentation at the 62nd Annual Meeting of the European Association for the Study of Diabetes (EASD) in Milan, Italy.

In a study lasting over eleven months, updated data demonstrated CNTY-813 maintained glycemic control in a diabetic mouse model until CNTY-813’s graft removal. New data further highlighted CNTY-813’s anticipated readiness for clinical testing via demonstration of drug product consistency across five clinical-scale runs, glycemic control in a diabetic mouse model after extended drug product cold storage, and successful engraftment of CNTY-813 via the intended clinical route of administration.

“The data presented at EASD build on the nonclinical package we presented at ADA in June and highlight our continued execution on bringing CNTY-813 into the clinic,” said Brent Pfeiffenberger, Pharm.D., Chief Executive Officer of Century Therapeutics. “Following our pre-IND meeting, in which we reached general alignment with FDA on our nonclinical package, Phase 1 manufacturing process and proposed Phase 1/2 trial design, we remain on track to submit the CNTY-813 IND in the fourth quarter of this year with initial clinical data anticipated in the second half of 2027.”

New Nonclinical Data Highlights

Glycemic control sustained until graft removal in diabetic mice

•	Allo-Evasion™ 5.0-edited CNTY-813 islets rapidly restored normoglycemia in streptozotocin-induced diabetic mice and maintained glycemic control until graft removal, demonstrating clear pharmacological activity. The study lasted over eleven months.

•	All streptozotocin-induced diabetic mice administered with CNTY-813 achieved normoglycemia.

•	CNTY-813 islets showed glucose-stimulated insulin secretion potency similar to primary islets.

Phase 1 clinical manufacturing process produced consistent product across five clinical-scale batches

•	Five clinical-scale batches from Century's Good Manufacturing Practice Master Cell Bank produced consistent final product profiles.

•	The 29-day process exceeded purity criteria at every stage.

Liver portal vein delivery in rats resulted in successful engraftment supporting the planned clinical route of administration

•	In rats, CNTY-813 islets were identified engrafted in the liver at one month post-transplant.

•	Engrafted islets stained positive for chromogranin A, an endocrine cell marker, and for insulin, confirming they retained islet endocrine and beta cell identity after delivery.

Clinical-scale product remained functional after 96 hours of cold storage, supporting future clinical supply chain

•	Mice transplanted with clinical-scale islets after 96 hours of cold storage normalized blood glucose within 30 days and maintained normoglycemia through three months of follow-up.

•	By one month post-transplant, glucose tolerance was indistinguishable from normoglycemic controls.

Grant Welstead, Ph.D., Senior Vice President, Head of Research at Century, delivered the presentation, titled “CNTY-813: Scalable Production of Allo-Evasion™ 5.0-Engineered iPSC-Derived Islets for Off-the-Shelf Cell Therapies” (Presentation 225), on Friday, October 2, 2026, in Session OP 39, “Beta cells on demand: stem cells to beta cell therapy,” held from 10:00 to 11:00 a.m. Central European Summer Time in Paris Hall. The presentation is available in the Scientific Resources section of the Science page on Century's website at Events and Presentations | Century Therapeutics.

Upcoming CNTY-813 Milestones

•	Investigational New Drug (IND) submission (4Q 2026): Century expects to submit an Investigational New Drug application for CNTY-813 in the fourth quarter of 2026, subject to completion of remaining IND-enabling studies.

•	Initial clinical data (2H 2027): Initial safety and early efficacy data from the first-in-human CNTY-813 study are anticipated in the second half of 2027.

About Century Therapeutics

Century Therapeutics (NASDAQ: IPSC) is a biotechnology company advancing a pipeline of iPSC-derived cell therapies with the potential to meaningfully address autoimmune diseases, including T1D, and cancer. Century's therapies are derived from its iPSC cell foundry and leverage its novel immune evasion engineering technology, Allo-Evasion™. Century believes its approach to developing off-the-shelf cell therapies will expand patient access and provide advantages over existing cell therapies which will ultimately advance the course of care. For more information on Century Therapeutics, please visit www.centurytx.com and connect with us on LinkedIn.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of, and made pursuant to the safe harbor provisions of, The Private Securities Litigation Reform Act of 1995. All statements contained in this press release, other than statements of historical facts or statements that relate to present facts or current conditions, including but not limited to, statements regarding our timing and expectations for regulatory submissions, nonclinical and clinical development, including CNTY-813's IND submission and expected data readout in the second half of 2027, and our financial resources and expected cash runway, are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “might,” “will,” “should,” “expect,” “plan,” “aim,” “seek,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “forecast,” “potential” or “continue” or the negative of these terms or other similar expressions. The forward-looking statements in this press release are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition, and results of operations. These forward-looking statements speak only as of the date of this press release and are subject to a number of risks, uncertainties and assumptions, some of which cannot be predicted or quantified and some of which are beyond our control. These and other risks and uncertainties are described more fully in the “Risk Factors” section of our most recent filings with the Securities and Exchange Commission and available at www.sec.gov. You should not rely on these forward-looking statements as predictions of future events. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

For More Information:

Century Therapeutics

Douglas Carr

Senior Vice President, Finance

investor.relations@centurytx.com

Corey Davis, Ph.D.

LifeSci Advisors, LLC

212-915-2577